Designated Filer:	Twin Haven Special Opportunities Fund III, L.P.
Issuer & Ticker Symbol:	Hawaiian Telcom Holdco, Inc. [HCOM]
Date of Event Requiring Statement:	January 29, 2013

Explanation of Responses:

(1) Twin Haven Special Opportunities Fund III, L.P., a Delaware limited partnership (“Twin Haven”) is the holder of an aggregate of 1,238,300 shares of Common Stock.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Twin Haven Special Opportunities Partners III, L.L.C., a Delaware limited liability company and the sole general partner of Twin Haven (the “General Partner”),Twin Haven Capital Partners, L.L.C., a Delaware limited company and manager of Twin Haven (“Manager”), and Messrs. Paul Mellinger and Robert Webster, each a Managing Member of the General Partner and Manager, may be deemed to be the beneficial owner of the shares of Common Stock held by Twin Haven.  Each of Twin Haven, the General Partner, Manager and Messrs Paul Mellinger and Robert Webster is a “Reporting Person” and collectively the “Reporting Persons.”

(2)  Pursuant to Rule 16a-1(a)(4) of the Exchange Act, the Reporting Persons (other than Twin Haven) each disclaim beneficial ownership of the Common Stock except to the extent of any indirect pecuniary interest therein.